Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Bed Bath & Beyond Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule (1)	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $0.01 per share(1)	457(r)	12,000,000	$9.88	$118,560,000	.0000927	$10,990.51

Fees Previously Paid	—	—	—	—		—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—		—	—	—	—	—

	Total Offering Amounts					$118,560,000		$10,990.51

	Total Fees Previously Paid							0

	Total Fee Offsets							0

	Net Fee Due							$10,990.51

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of our common stock on the Nasdaq Global Select Market on August 25, 2022. The proposed maximum offering price per share of common stock will be determined from time to time in connection with, and at the time of, the sale of the shares of common stock registered hereunder.

(2)	Calculated in accordance with Rule 457(o), based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act.